Exhibit 99.1

NEWS RELEASE
Travelport Selects IBM to Provide Software Framework for Future Business Growth
LANGLEY, U.K. & ARMONK, N.Y. — April 6, 2010 — As part of an ongoing program of investment in technology, Travelport, one of the world’s leading global distribution system (GDS) providers, operating both the Galileo™ and Worldspan™ platforms, and IBM [NYSE: IBM] today announced a new software agreement designed to accelerate service for existing travel customers, open new markets and ultimately, expand travel options for consumers.
Under the multi-year, multi-million dollar agreement, IBM will provide Travelport with significant upgrades to the existing systems architecture and software infrastructure of its industry-leading technology platform. The new investment in IBM software is designed to allow Travelport to more than double the information it processes to customers in 160 countries, including thousands of travel agencies, hotels and the leading car rental companies, cruise and tour operators and major rail networks.
Travelport will utilize IBM technologies and work with IBM to upgrade its core system operating software to the IBM z/Transaction Processing Facility (zTPF). The agreement also includes elements of IBM’s software portfolio including WebSphere, Rational, Tivoli and Information Management products while also leveraging the full range of IBM server and storage products. This will create a modern service oriented architecture (SOA) platform for Travelport that allows developers to run applications on the underlying middleware that best supports it. For example, user interface functions run best on WebSphere Process Server while the parts of the applications that create, read, update or delete travel reservation records will run best on zTPF.

Continued modernization of its technology environment is an integral part of Travelport’s strategy to support business growth while delivering the most efficient next generation travel transaction processing system to its customers. This will expand the options open to consumers as Travelport will be able to facilitate broader travel and travel related content search, aggregation and integration from multiple sources in addition to the content traditionally stored within the GDS.
“The changing needs of the travel industry for broader, deeper, faster content aggregation, search and integration mean that the GDSs have to continually upgrade not only their hardware infrastructure but also the key operating software and supporting systems architecture that facilitate the offer of informed choice for the ultimate consumer of travel products,” said Gordon Wilson, President and CEO of Travelport GDS and Airline IT Solutions. “In making this selection, Travelport is confident not only that we will have a software and systems architecture sitting behind the experience our users enjoy which is capable of scale and managing future diversity of travel content supply but also a partnership with IBM to work together in several innovative new services in the future for our customers designed to support our business growth.”
“Today’s announcement represents a strategic expansion of our strong relationship with Travelport, as the travel industry increasingly hinges on the ability to process, manage, analyze and mine data,” said Steve Mills, Senior Vice President and Group Executive, IBM Software Group. “Travelport’s commitment to open systems that improve flexibility and speed to market, combined with IBM middleware will facilitate the integration of new technologies, reducing costs and providing one of the most stable and secure technology environments available in the travel industry.”
One of the world’s largest processors of travel transactions, Travelport operates in 160 countries, servicing more than 60,000 travel agencies (representing online and traditional travel agencies), aggregating content from approximately 420 airlines, over 88,000 hotel properties, over 25 car rental companies and 13 major rail networks, as well as cruise and tour operators, in 29 languages. Travelport issued approximately 148 million tickets in 2009 and executes an average of 75 million searches with up to 1.6 billion messages processed every day. Travelport’s global data center has a massive storage capacity with over 4 billion fares available at any one time.
This investment builds on the significant upgrade to the operating hardware on which the systems of Travelport’s GDS — as well as the services Travelport provides to Delta Airlines and United Airlines — reside. That upgrade, which was completed last year, was part of the consolidation of Travelport’s data center operations into Atlanta, Georgia. This successful data center consolidation led to Travelport being ranked number 11 in Information Week’s Top 500 IT companies of 2009.
The announcement also represents another example of how IBM works with clients by creating a portfolio of software tailored to meet the specific needs of an industry. IBM provides a configurable platform to accelerate deployment of business solutions and deliver a unique, end-to-end solution for each client.
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Note to Editors: TPF is an operating system that is valuable to customers in the travel, transportation, and finance industries because it is unbeatable at the task it specializes in—processing highly input/output-intense transactions with extremely low latency and outstanding reliability. zTPF, the more modern version, allows users to modernize their applications by exploiting SOA and Web services.
About Travelport
Travelport is a broad-based business services company and a leading provider of critical transaction processing solutions to companies operating in the global travel industry. Travelport is comprised of the global distribution system (GDS) business that includes the Worldspan and Galileo brands; GTA, a leading global, multi-channel provider of hotel and ground services; Airline IT Solutions, which hosts mission critical applications and provides business and data analysis solutions for major airlines. With 2009 revenues of $2.2 billion, Travelport operates in 160 countries and has approximately 5,400 employees.
Travelport also owns approximately 48% of Orbitz Worldwide (NYSE: OWW), a leading global online travel company. Travelport is a private company owned by The Blackstone Group, One Equity Partners, Technology Crossover Ventures and Travelport management.
For more information, please visit www.travelport.com

About IBM
For more information on IBM or for details on how IBM is helping travel industry clients and Business Partners to make smarter, faster decisions, visit: www.ibm.com/software/industry/
For media inquiries, please contact:

Jill Brenner	Amy Chang
Travelport Corporate Communications	Travelport Corporate Communications
Tel: 1 (973) 939-1325	Tel: 1 (973) 939-1059
Email: jill.brenner@travelport.com	Email: amy.chang@travelport.com
Chris Rubsamen
IBM Media Relations
Tel: 1 (914) 766-1803
Email: rubsamen@us.ibm.com
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